Exhibit 99.1

Cooke Inc. acquires Omega Protein Corporation

SAINT JOHN, NEW BRUNSWICK, CANADA and HOUSTON, TEXAS, USA – December 19, 2017 – Cooke Inc. (“Cooke”), a New Brunswick company and parent of Cooke Aquaculture Inc., today announced the completion of its acquisition of Omega Protein Corporation (NYSE: OME) (“Omega Protein”), a nutritional product company and a leading integrated provider of specialty oils and specialty protein products.

Under terms of the transaction, Cooke has acquired all outstanding shares of Omega Protein for $22 per share in cash, or a total value of approximately $500 million USD.

“The acquisition of Omega Protein will help further diversify the supply side of our business and supports our strategy of responsible growth as a leader in seafood production,” said Glenn Cooke, CEO of Cooke Inc. “We are bringing together two innovative fishery teams with a passion for delivering superior products, service, and value to our customers in a safe and environmentally sustainable manner.”

Cooke Aquaculture Inc. has achieved Best Aquaculture Practices (BAP) certification for our North and South American salmon aquaculture operations. BAP is the world’s only aquaculture certification program that covers the entire production chain (hatcheries, feed mills, farms and processing plants). Omega Protein is on track to be approved by the Marine Stewardship Council (MSC). The MSC is the only wild-capture fisheries certification and ecolabelling program that meets best practice requirements set by both the United Nations Food and Agriculture Organization (UNFAO) and ISEAL, the global membership association for sustainability standards.

Omega Protein is a century-old nutritional product company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of foods, dietary supplements and animal feeds. Omega Protein's mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined specialty oils, specialty protein products and nutraceuticals.

The Company operates seven manufacturing facilities located in the United States, Canada and Europe. Prior to the closing of the acquisition, the Company operated more than 30 vessels to harvest menhaden, a fish abundantly found in the Atlantic Ocean and Gulf of Mexico. Going forward, these vessels will be operated by Alpha VesselCo Holdings, Inc.

“With over 1,000 employees and a purchase price of $500 Million USD, Omega Protein is the largest acquisition in the 32-year history of Cooke”, added Glenn Cooke. “We started our family-operated company in 1985 and through the hard work of our employees have grown to become a fully integrated global seafood leader offering a wide array of farmed and wild-caught products to customers around the world.”

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The animal feed ingredients produced by Omega Protein are an important component in Cooke Aquaculture’s production of healthy Atlantic salmon, making this acquisition a strategic move that greatly enhances Cooke’s vertical integration.

The Cooke family of companies includes global aquaculture divisions under Cooke Inc. and its wholly-owned subsidiary Cooke Aquaculture Inc. as well as a Canadian aquaculture division operated by its affiliate, Kelly Cove Salmon Ltd. The company also includes seafood divisions under Cooke Seafood USA, Inc. and Icicle Seafoods, Inc. Cooke Aquaculture Inc. is a vertically-integrated aquaculture corporation based in Blacks Harbour, New Brunswick, Canada with salmon farming operations in Atlantic Canada, the United States (Maine and Washington), Chile and Scotland as well as seabass and seabream farming operations in Spain. Aquaculture operations include land-based juvenile production, marine farms, processing and distribution facilities and a global sales and marketing team as well as a full value chain service and supply sector.

In 2015, the Cooke family entered the wild fishery, creating Cooke Seafood USA, Inc. which acquired Wanchese Fish Company, Inc. In 2016, the family expanded its investments in the wild fisheries through their acquisitions of Icicle Seafoods, Inc., in the USA and the assets of Fripur S.A., the largest fishing company in Uruguay. With the acquisition of Omega Protein, the Cooke family of companies now employ approximately 6,000 people world-wide.

CONTACTS:

Joel Richardson, VP Public Relations, Cooke Inc.

(506) 721-1093, Joel.Richardson@cookeaqua.com

Ben Landry, Director of Public Affairs, Omega Protein Corporation

713-623-0060, publicaffairs@omegaprotein.com

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